Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 16, 2006 with respect to the consolidated financial statements and financial statement schedule of Ventas, Inc., Ventas, Inc.'s management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ventas, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005 filed with the Securities and Exchange Commission, in the Registration Statement (Form S-3) and related prospectus of Ventas, Inc.

/s/ Ernst & Young LLP
Chicago, Illinois April 3, 2006